For the annual period ended October 31, 1997
File number 811-6443


                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders


An  Annual Meeting of Shareholders was  held  on
April   15,   1997.    At   such   meeting   the
shareholders approved the selection of  auditors
and  the  election  of directors.   Pursuant  to
Instruction 2 to this Sub-Item, information as to these matters has not been included in this Attachment.